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                                                                   EXHIBIT 99.1

[U.S. PHYSICAL THERAPY, INC. LOGO]

CONTACT:

U.S. Physical Therapy, Inc.
Roy W. Spradlin, Chairman, President and CEO
(713) 297-7000

Investors:
Euro RSCG Life NRP
John Capodanno
(212) 845-4258

FOR IMMEDIATE RELEASE
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       U.S. PHYSICAL THERAPY, INC. ANNOUNCES NEW CHIEF FINANCIAL OFFICER


HOUSTON, TX, SEPTEMBER 2, 2003 - U.S. Physical Therapy, Inc. (NasdaqNM: USPH), a national operator of physical and occupational therapy outpatient clinics, today announced that Larry McAfee has been retained as the new chief financial officer of the Company. The Company's current chief financial officer, J. Michael Mullin, has resigned to pursue other opportunities.

Mr. McAfee has significant corporate finance and mergers and acquisitions experience, including previously having served as CFO and a director of several public and private companies. Larry has helped grow businesses ranging in size from early stage to over $1 billion in annual revenues.

Mr. McAfee said, "USPH is an exciting opportunity for me and I look forward to making a substantial contribution to the company's future growth and the ability to explore new opportunities for the company."

"We appreciate the substantial contributions that Mike has made in establishing the solid financial structure of the Company over the past 6 years and we wish him well in his new endeavors," said Roy Spradlin, President and CEO of the Company.

Mr. Spradlin continued, "Both Mike and Larry are committed to a seamless transition, and Mike has agreed to remain available for some time to help with the transition. We look forward to continuing our progress with Larry, while at the same time we regret to see Mike leave."
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ABOUT U.S. PHYSICAL THERAPY, INC.
Founded in 1990, U.S. Physical Therapy, Inc. operates 217 outpatient physical and/or occupational therapy clinics in 34 states and manages five physical therapy facilities for third parties. The Company's clinics provide post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries, rehabilitation of injured workers and preventative care. Named for three consecutive years in Forbes Magazine's Best 200 Small Companies List, U.S. Physical Therapy is included on the Russell 2000 and Russell 3000 Indexes.